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                                                                    EXHIBIT 23.6

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Charter One Financial, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Charter One Financial, Inc. (relating to the merger of Charter One Financial, Inc. and St. Paul Bancorp, Inc.) of our report dated December 13, 1996, relating to the consolidated statements of income, changes in shareholders' equity and cash flows of RCSB Financial, Inc. and subsidiaries for the year ended November 30, 1996, which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of Charter One Financial, Inc.

We also consent to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

/s/ KPMG LLP
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KPMG LLP

Rochester, New York
August 11, 1999